SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DIGITAL RIVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

DIGITAL RIVER, INC.

10380 BREN ROAD WEST

MINNETONKA, MN 55343

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2012

TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation, will be held on Thursday, May 31, 2012, at 3:30 p.m. local time at our offices at 10380 Bren Road West, Minnetonka, Minnesota, 55343 and on the Internet at www.virtualshareholdermeeting.com/driv2012 for the following purposes:

1.	To elect two Class II directors for a term of three years and one Class III director for a term of one year;

2.	To submit an advisory vote to approve the executive compensation of our Named Executive Officers;

3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 5, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kevin L. Crudden

KEVIN L. CRUDDEN

Secretary

Minnetonka, Minnesota

April 18, 2012

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DIGITAL RIVER, INC.

10380 BREN ROAD WEST

MINNETONKA, MN 55343

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 31, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Digital River, Inc., a Delaware corporation, for use at the Annual Meeting of stockholders to be held on May 31, 2012, at 3:30 p.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices at 10380 Bren Road West, Minnetonka, Minnesota 55343. You may also attend the meeting online, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/driv2012.

SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, par value $.01 per share, beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Our directors, officers or other regular employees may supplement original solicitation of proxies by mail, telephone or personal solicitation. They will not be paid any additional compensation for these services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of our common stock at the close of business on April 5, 2012, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2012, we had outstanding and entitled to vote 36,909,439 shares of common stock.

Each holder of record of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented at the meeting in person or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

DISTRIBUTION AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We utilize Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.

We plan to mail the Notice to shareowners by April 20, 2012 which will contain instructions on how to access this proxy statement and our annual report online.

We first made available the proxy solicitation materials at www.proxyvote.com on or around April 20, 2012 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2011 Annual Report to stockholders was made available at the same time and by the same methods.

VOTING VIA THE INTERNET OR BY TELEPHONE

You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information from which the inspectors of election can determine that this proxy was authorized by you.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by you.

For Shares Registered in your Name

Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-690-6903 or via the Internet by accessing the website www.proxyvote.com or www.virtualshareholdermeeting.com/driv2012. You will be required to enter our number and a twelve-digit control number (these numbers are located on the proxy card). If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on May 30, 2012. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

If your stock is held through a bank, broker or other agent (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to give instructions to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions, Inc. program, you may go to www.proxyvote.com to give instructions to vote your shares by means of the Internet. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 30, 2012. Submitting your voting instructions via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. You may revoke your proxy by filing with our Corporate Secretary at our principal executive office, 10380 Bren Road West, Minnetonka, Minnesota 55343, a written notice of revocation or a duly executed proxy bearing a later date, or you may revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

If you are the beneficial owner of shares held in the name of a broker or bank and you wish to vote at the Annual Meeting, you must have an appropriate proxy from your broker or bank appointing you as attorney-in-fact for purposes of voting at the meeting.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2013 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 19, 2012.

For business to be properly brought before an annual meeting by a stockholder, the stockholder, wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on March 3, 2013, nor earlier than the close of business on January 30, 2013. You should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010, Section 14A of the Securities Exchange Act (15 U.S.C. § 78n-1 et. seq.) requires the Company to hold an advisory vote on the compensation of our executive officers as set forth in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this proxy statement (commonly referred to as a “say-on-pay” proposal). Providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to the Compensation Committee’s executive compensation philosophy, policies, and procedures. The results of this vote will not be binding on the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes, with each class having a three-year term. Vacancies on the Board that arise between stockholder meetings may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Our Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2012 (Alfred F. Castino and Douglas M. Steenland). The Nominating and Corporate Governance Committee has nominated Messrs. Castino and Steenland for election as Class II directors. On December 1, 2011 the Board of Directors appointed Timothy J. Pawlenty to the Board. The Nominating and Corporate Governance Committee of the Board has nominated Mr. Pawlenty to stand for election as a Class III director at the upcoming Annual Meeting. If elected at the Annual Meeting, Mr. Pawlenty would serve until the 2013 annual meeting and until his successor is elected and has qualified, or until his death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as the Nominating and Corporate Governance Committee may propose. The nominees have agreed to serve if elected, and the Nominating and Corporate Governance Committee and management have no reason to believe that the nominees will be unable to serve.

Votes withheld and broker non-votes are counted towards a quorum but are not counted towards the vote total for this proposal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as the Nominating and Corporate Governance Committee may propose. The nominees have agreed to serve if elected, and the Nominating and Corporate Governance Committee and management have no reason to believe that the nominees will be unable to serve.

Votes withheld and broker non-votes are counted towards a quorum but are not counted towards the vote total for this proposal.

In April 2012, our Board of Directors amended the Company’s bylaws and Corporate Governance Guidelines to adopt a majority vote standard for non-contested director elections. These amendments will take effect at our next election of directors after the 2012 annual meeting. These actions reflect our dedication to maintaining the highest quality corporate governance practices and our commitment to address stockholder concerns. To be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect in non-contested director elections since only votes “For” and “Against” a nominee will be counted towards the vote total. A plurality vote standard will apply to contested director elections.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING:

ALFRED F. CASTINO

Mr. Castino (59) has served as our director since July 2010. Mr. Castino serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Since August 2008, Mr. Castino has served as an independent consultant. Mr. Castino served as Chief Financial Officer of Autodesk, Inc. from July 2002 to August 2008. Prior to July 2002, Mr. Castino held various financial positions at Hewlett-Packard Company, Sun Microsystems, Inc. and PeopleSoft, Inc., where he served as Chief Financial Officer. Mr. Castino is also a director of Synopsys, Inc and serves on its audit committee.

Areas of relevant experience: financial management of software companies; general financial expertise; public company experience; international operations and issues.

DOUGLAS M. STEENLAND

Mr. Steenland (60) has served as our director since March 2009. Mr. Steenland serves as the Chair of our Compensation Committee and serves as a member of our Nominating and Corporate Governance Committee and Finance Committee. He served as President and Chief Executive Officer of Northwest Airlines Corporation (“NWA”) from October 2004 until October 2008 when NWA and Delta Air Lines, Inc. merged. Mr. Steenland served in a number of executive positions after joining NWA in 1991, including President from April 2001 to October 2004, Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President—Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from 1994 to 1998. Prior to joining NWA, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Lipfert, Bernhard, McPherson and Hand. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland is a director of American International Group, Inc. In addition to his public company directorships, Mr. Steenland is a director of Travelport, LLC.

Areas of relevant experience: international operations, global perspective and issues; operating environment; corporate governance; legal issues.

NOMINEE FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING:

TIMOTHY J. PAWLENTY

Mr. Pawlenty (51) has served as our director since December 2011. Mr. Pawlenty serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Pawlenty served as Governor of the State of Minnesota for two terms from 2003 to 2011. Since September 2011, Mr. Pawlenty has served as an independent consultant. Prior to 2003, Mr. Pawlenty’s experiences include serving in the Minnesota House of Representatives where he was elected Majority Leader; private practice with Rider Bennett, a Twin Cities-based law firm; Vice President of Corporate Development for Wizmo, an early stage technology services company; and service on the Board of Directors of NewTel Europe, LLC and Stratika. Mr. Pawlenty also currently serves as a member of the board of directors of Miromatrix Medical, Inc., Ionix Medical, Tiburon, Inc., Inmar, Inc. and Red Prairie Corporation, and as a senior advisor to Vector Capital.

Areas of relevant experience: executive leadership and decision making; budgeting and financial oversight; legal, regulatory and compliance oversight.

The Board of Directors recommends that you vote FOR all of the named nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING:

JOEL A. RONNING

Mr. Ronning (55) founded Digital River in February 1994 and has been Chief Executive Officer and a director since that time. From February 2001 to February 2004, Mr. Ronning was a member of the Office of the President, and from February 1994 to July 1998, he also was our President. From May 1995 to December 1999, Mr. Ronning served as Chairman of the Board of Directors of Tech Squared, Inc., a direct catalog marketer of software and hardware products, and from May 1995 to July 1998, he served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared, Inc. From May 1995 to August 1996, Mr. Ronning also served as President of Tech Squared, Inc. Mr. Ronning founded MacUSA, Inc., formerly a wholly owned subsidiary of Tech Squared, Inc., and he served as a director of MacUSA, Inc. from April 1990 to December 1999. From April 1990 to July 1998, Mr. Ronning also served as the Chief Executive Officer of MacUSA, Inc.

Areas of relevant experience: senior leadership role in global organization; technology and innovation; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, trends and competitive positioning of the Company and its business.

PERRY W. STEINER

Mr. Steiner (46) has served as our director since April 1998 and served as our President from July 1998 to February 2001. Mr. Steiner serves on the Company’s Nominating and Corporate Governance Committee and Compensation Committee and serves as the Chair of the Company’s Finance Committee. Mr. Steiner serves as Managing Partner with Arlington Capital Partners, a private equity fund, which he joined in 2001. Prior thereto, Mr. Steiner served as a senior member of Wasserstein Perella Ventures, Inc., a venture capital fund, and as a principal of TCW Capital. Mr. Steiner serves as a director of Iron Data LLC, Main Line Broadcasting, Cherry Creek Radio and Virgo Holdings.

Areas of relevant experience: capital markets; corporate finance; mergers and acquisitions; detailed knowledge of Company from prior role as President of the Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING:

CHERYL F. ROSNER

Ms. Rosner (49) has served as our director since December 2009. Ms. Rosner serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. From December 2008 to the present, Ms. Rosner has served as a consultant and advisor to various companies. From June 2007 to December 2008, Ms. Rosner served as President and Chief Executive Officer of TicketsNow.com, Inc. From 1999 to 2006, Ms. Rosner served in a number of executive positions at Expedia, Inc., including President of Expedia Corporate Travel from July 2005 to August 2006 and President of Hotels.com from December 2003 to July 2005. Prior thereto, Ms. Rosner held sales and marketing management positions at a number of global travel and hospitality companies. Ms. Rosner is a director of SilverRail Technology and a Trustee of Conscious Capitalism Inc., a non-profit organization.

Areas of relevant experience: branding and marketing; internet operations; internet-based travel services.

THOMAS F. MADISON

Mr. Madison (76) has served as a director of the Company since August 1996. Mr. Madison is our Lead Director and serves as the Chair of the Company’s Nominating and Corporate Governance Committee, and a member of the Company’s Compensation Committee, Audit Committee and Finance Committee. Since January 1993, he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From December 1996 to March 1999, Mr. Madison served as Chairman of Communications Holdings, Inc., a communications and systems integration company. From August 1999 to March 2000, Mr. Madison served as Chairman of AetherWorks, Inc., a provider of Internet telephony and data networking solutions for the telecommunications industry. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. From 1985 to 1987, Mr. Madison served as the President and Chief Executive Officer of Northwestern Bell Telephone Company. Mr. Madison serves as a director of Rimage Corporation and SpanLink, and from September 2003 to September 2005, he served as Chair of Banner Health System. Mr. Madison’s previous board experience includes service of the board of directors of Centerpoint Energy, Valmont Industries, and Delaware Group of Funds and as chair of the advisory board for Voiceviewer, a healthcare software company.

Areas of relevant experience: international operations and issues; risk management; financial reporting, accounting and controls; corporate governance; deep knowledge of the Company due to significant tenure with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that Mr. Ronning’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Ronning possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers.

Each of our directors other than Mr. Ronning is independent under rules promulgated by NASDAQ and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Mr. Madison, as our Lead Director, serves as the chairperson, or presiding director, for these executive sessions. The Board believes that this approach effectively encourages full engagement of all directors in executive sessions. Following an executive session of independent directors, our Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is considered as part of succession planning for the Chief Executive Officer position.

BOARD COMMITTEES AND MEETINGS

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. In addition, in February 2005, the Board of Directors appointed Thomas F. Madison as the Lead Director of the Board for the purposes of overseeing and evaluating matters of corporate and Board governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a written charter which may be viewed on our Web site at www.digitalriver.com under the “Investor Relations” link. The charters include information regarding the committees’ composition, purpose and responsibilities.

During the fiscal year ended December 31, 2011, there were a total of eight meetings of the Board and each of the directors attended at least 75% of the total meetings of the Board and of the committees on which he or she served and which were held during the period he or she was a director or committee member. We encourage, but do not require, directors to attend the Annual Meeting of our stockholders. In 2011, with the exception of Mr. Steenland, all of our directors attended the Annual Meeting of stockholders.

The following table summarizes the membership of the Board and each of its Committees at December 31, 2011 as well as the number of times each met during fiscal year 2011.

Director	Board	Audit	Compensation	Nominating and Corporate Governance	Finance
Mr. Ronning	Chair	—	—	—	—
Mr. Madison (Lead)	Member	Chair	Member	Chair	Member
Mr. Steiner	Member	—	—	Member	Chair
Mr. Castino	Member	Member	—	Member	—
Mr. Steenland	Member	Member(1)	Chair	Member	Member
Ms. Rosner	Member	Member	—	Member	—
Mr. Pawlenty(2)	Member	Member	—	Member	—

(1)	Mr. Steenland’s term on the Audit Committee ended in December 2011.
(2)	Mr. Pawlenty was appointed to the Board and the respective committees in December 2011.

Number of Meetings in Fiscal Year 2011:

Meetings	Board	Audit	Compensation	Nominating and Corporate Governance	Finance
Regular	4	5	6	4	0
Special	4	0	0	0	0

Total:	8	5	6	4	0

Audit Committee

The Audit Committee of our Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement and compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the quarterly financial statement reviews. Mr. Madison served as the Chair of the Audit Committee in 2011 and was succeeded by Mr. Castino on April 1, 2012. Our Board has determined that Messrs. Madison and Castino are each an “audit committee financial expert” as defined in rules promulgated by the SEC. All members of the Audit Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Compensation Committee

The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Mr. Steenland serves as the Chair of the Compensation Committee. All members of the Compensation Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews, evaluates, recommends and approves candidates for membership on the Board and its various committees, and also is responsible for oversight of corporate governance issues. Mr. Madison serves as the Chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that must be met by a stockholder in order to have a stockholder proposal included in our proxy statement. See “Information Concerning Solicitation and Voting—Stockholder Proposals.” To date, we have not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees presented at our Annual Meeting of stockholders. The Nominating and Corporate Governance Committee will consider qualified candidates for director suggested by the stockholders. Stockholders can suggest qualified candidates for director by writing to the attention of our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343. We will forward submissions that we receive which meet the criteria outlined below to the Nominating and Corporate Governance Committee for further review and consideration. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 19, 2012, to ensure time for meaningful consideration of the nominee. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines. The Nominating and Corporate Governance Committee also may develop other more formal policies regarding stockholder nominations.

Although the Nominating and Corporate Governance Committee has not formally adopted minimum criteria for director nominees, the Nominating and Corporate Governance Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry. The Nominating and Corporate Governance Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of our senior management to participate as members of the Board. The Nominating and Governance Committee further believes that nominees should possess appropriate qualifications and reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, religion, race and national origin. The Nominating and Corporate Governance Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by NASDAQ.

The Nominating and Corporate Governance Committee identifies nominees for the class of directors being elected at each Annual Meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives. If any member of the class of directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member of such class of directors for reelection, the Nominating and Corporate Governance Committee will review the skills and experience of a new nominee in light of the criteria above.

Finance Committee

The Finance Committee advises senior management with respect to various strategic undertakings, including capital raising activities, acquisitions and other financial matters. The Finance Committee meets only occasionally as may be necessary to assist senior management. Mr. Steiner serves as the Chair of the Finance Committee. All members are independent, as independence is currently defined in the rules promulgated by NASDAQ. The Finance Committee has not adopted a written charter.

Use of Consultants

As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Under the Committee’s direction, its consultant cannot provide any other services to the Company. Since 2007, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. In accordance with the Committee’s policy, Cook & Co. does not provide any other services to the Company.

The consultant compiles information regarding executive and director compensation, including advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “peer group” and analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties. The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members.

Oversight of Risk Management

We are exposed to risks including, but not limited to, strategic, operational and reputational risks and risks relating to reporting and legal compliance. Our management designed our enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk.

Our Chief Financial Officer is responsible for overseeing the Company’s enterprise risk management process and reports enterprise risk information to the Audit Committee and the Board on a quarterly basis. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel and the Director of Internal Audit.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Company’s Chief Financial Officer meets with the Audit Committee at least four times per year to specifically discuss the risks facing the Company from a financial reporting perspective and to highlight any new risks that may have arisen since they last met. Additionally, at each Board meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the Company.

Diversity

In consultation with other members of the Board, the Nominating and Corporate Governance Committee is responsible for identifying individuals who it considers qualified to become Board members. In considering whether to recommend an individual for election to the Board, the Nominating and Corporate Governance Committee considers, as required by its charter and the Corporate Governance Guidelines, the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Corporate Governance Committee views diversity expansively and considers among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, mature judgment, intelligence, practical wisdom, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including the Chief Executive Officer, provide feedback on, among other things, whether the Board is meeting its diversity objectives and how the composition of the Board should be changed or supplemented in order to enhance its value to the Company and its stockholders.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to our Compensation Committee.

Director Independence

The Board has reviewed director independence. As a result of this review, the Board determined that six of the seven directors are independent of us and our management, as independence is currently defined in rules promulgated by NASDAQ. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors, as independence is currently defined in rules promulgated by NASDAQ, and, in the case of the Audit Committee, the SEC and NASDAQ. The independent directors are Messrs. Madison, Steiner, Steenland, Castino, Pawlenty and Ms. Rosner. Mr. Ronning is considered an inside director because of his continued employment as our Chief Executive Officer.

Executive Sessions

During the fiscal year ended December 31, 2011, the non-management independent directors met in executive sessions without management on four occasions. Mr. Madison presided over these executive sessions as the Lead Director.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board.

The Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board appoint all members of the Board committees; and

•

the independent directors meet in executive sessions without the presence of the non-independent directors or members of our management at least four times a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

In connection with the amendment of our Bylaws in April 2012 to adopt a majority vote standard for non-contested director elections, we also amended our Corporate Governance Guidelines to provide that if in a non-contested election of directors at a meeting of stockholders held in accordance with our bylaws the number of shares voted “For” an incumbent director does not exceed the number of votes cast “Against” that incumbent director (an “Against Vote”), that incumbent Director will promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The Governance and Nominating Committee will promptly consider the resignation submitted by an incumbent director receiving an Against Vote and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the stockholder vote, and we will promptly publicly disclose the Board’s decision and the reasons for that decision.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

COPIES OF GOVERNANCE GUIDELINES, CODE OF CONDUCT AND ETHICS AND BOARD COMMITTEE CHARTERS

Copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and all Board Committee Charters can be viewed on and downloaded from our website at www.digitalriver.com, in the “Company” section under the “Investor Relations” link. You may request free print copies of each of them by writing to our Corporate Secretary at the address listed below under the heading “Communications with the Board of Directors.”

CODE OF CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and our Controller, as well as our Board of Directors and all employees. We will provide a copy of the Code to any person, without charge, upon request. These requests can be made in writing to our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343. To the extent permitted by the rules promulgated by NASDAQ, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, and our Controller, or with respect to the required elements of the Code on our website, www.digitalriver.com, in the “Company” section under the “Investor Relations” link.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the Board of Directors, with the independent directors as a group or with the Lead Director, you may send your communication in writing to our Corporate Secretary at 10380 Bren Road West, Minnetonka, Minnesota 55343. You must include your name and address and indicate whether you are a stockholder of Digital River. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department for resolution. In this case, the Corporate Secretary will retain a copy of the communication for review by any director upon his request.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is the standing committee responsible for identifying and recommending nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. A candidate must exhibit strong personal integrity, character, ethics and judgment. When evaluating prospective candidates, the Committee will consider, in accordance with its charter, such factors as:

•	The candidate’s business skills and experience;

•	The candidate’s satisfaction of independence and qualification requirements of NASDAQ;

•	The mix of directors and their individual skills and experiences; and

•	Core competencies that should be represented on the Board.

When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee assesses the contributions of those directors, their performance and their attendance at Board and respective Committee meetings.

The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, at 10380 Bren Road West, Minnetonka, Minnesota 55343, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. These proposals for nominees will be given due consideration by the Nominating and Corporate Governance Committee for recommendations to the Board based on the nominee’s qualifications.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the 2012 Annual Meeting. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 19, 2012, to ensure time for meaningful consideration of the nominee in connection with the 2013 Annual Meeting. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2011, which include our consolidated balance sheets as of December 31, 2011 and 2010, and the consolidated statements of operations, stockholders’ equity and cash flows for each year in the periods ended December 31, 2011, 2010 and 2009, and the related notes.

The Audit Committee reviews our consolidated financial statements, corporate accounting and financial reporting process and internal controls on behalf of the Board of Directors. All of the members of the Audit Committee are independent under the current requirements of the NASDAQ listing standards and SEC rules and regulations. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities with respect to our corporate accounting and financial reporting process, the Audit Committee regularly reviews and discusses the financial statements with management, including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also regularly meets with our independent auditors who have unrestricted access to the Audit Committee. During the fiscal year ended December 31, 2011, the Audit Committee actively participated in overseeing our efforts in maintaining and testing internal controls over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with which our independent auditors issued an unqualified opinion on February 27, 2012.

The Audit Committee determines the engagement and compensation of the independent auditors, evaluates the performance of and assesses the qualifications of the independent auditors, reviews and pre-approves the retention of the independent auditors to perform any proposed permissible non-audit services and monitors the rotation of partners of the independent auditors on our engagement team. The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from us and our management and the Audit Committee has received the written disclosures and the letter from the independent accountants required by Rule 3526 of the Public Company Accounting Oversight Board, (Communications with Audit Committees Concerning Independence), and considered the compatibility of any non-audit services with the independence of Ernst & Young LLP.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control and the overall quality of our financial reporting. During the last fiscal year, the Audit Committee met with the independent auditors five times without management present in connection with the foregoing matters.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Thomas F. Madison, Chairman

Cheryl F. Rosner

Alfred F. Castino

Timothy J. Pawlenty

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 5, 2012, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent
BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,888,299	7.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,118,897	5.7%

Earnest Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, Georgia 30309	2,009,298	5.4%

Joel A. Ronning (2)	1,694,032	4.6%
Thomas M. Donnelly (3)	489,617	*
Stefan B. Schulz (4)	122,000	*
Kevin L. Crudden (5)	174,634	*
Thomas F. Madison (6)	89,746	*
Douglas M. Steenland (7)	21,000	*
Alfred F. Castino (8)	12,000	*
Perry W. Steiner (9)	51,000	*
Cheryl F. Rosner (10)	15,000	*
Timothy J. Pawlenty (11)	3,000	*
All directors and executive officers as a group (10 persons) (12)	2,672,029	7.2%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Digital River, Inc., 10380 Bren Road West, Minnetonka, Minnesota 55344. Applicable percentages are based on 36,909,439 shares outstanding on March 31, 2012, adjusted as required by rules promulgated by the SEC.
(2)	Includes 428,041 shares of restricted and performance stock awards subject to our right of repurchase and 609,200 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012. Also includes 1,726 shares indirectly owned.
(3)	Includes 195,090 shares of restricted and performance stock awards subject to our right of repurchase and 210,000 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012.
(4)	Includes 122,000 shares of restricted and performance stock awards subject to our right of repurchase.
(5)	Includes 80,897 shares of restricted and performance stock awards subject to our right of repurchase and 55,760 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012.
(6)	Includes 19,001 shares of restricted stock awards subject to our right of repurchase and 37,500 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012. Also includes 2,892 shares indirectly owned.
(7)	Includes 14,001 shares of restricted stock awards subject to our right of repurchase.
(8)	Includes 10,000 shares of restricted stock awards subject to our right of repurchase.
(9)	Includes 12,167 shares of restricted stock awards subject to our right of repurchase and 30,000 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012.
(10)	Includes 11,000 shares of restricted stock awards subject to our right of repurchase.
(11)	Includes 3,000 shares of restricted stock awards subject to our right of repurchase.
(12)	See footnotes number 2 through 11 above. Includes 895,197 shares of restricted and performance stock awards subject to our right of repurchase and 942,460 shares issuable upon exercise of options exercisable within 60 days of April 5, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

Overview

The compensation of our directors is determined by the full Board of Directors, based on recommendations from the Compensation Committee. The Compensation Committee engages and meets with an outside compensation consultant annually to review director compensation generally, the Company’s program in particular, and the program design in comparison to the Company’s peer group and general trends in director compensation. The Compensation Committee reviewed several reports by F.W. Cook & Co, Inc. (“Cook & Co.”) and held several discussions with Cook & Co. regarding the data and the analysis. After taking into consideration those reports, the objectives of director compensation, discussions with Cook & Co. and trends in director compensation, the Compensation Committee concluded that a revision to the Company’s director compensation program was appropriate. Among other things, it was determined that the cash component of our director compensation program was significantly below the levels of cash compensation for directors of our peer group. As described below, in February 2012 the Compensation Committee recommended and the Board adopted a compensation program for our non-employee directors which differs from the compensation program in prior years. The new compensation program is intended to provide our directors with compensation at the median level (50th percentile) for peer group. The aggregate compensation for our non-employee directors under the new compensation program is similar in amount to their compensation in prior years, but the structure of the compensation and the mix between cash compensation and equity compensation has been changed. We have increased annual cash retainers, eliminated cash fees based on the number of meetings attended and reduced the equity portion of the compensation program. Directors who are our employees do not receive any additional compensation for their services as directors.

Retainer and Meeting Fees

During fiscal year 2011, non-employee directors received an annual retainer of $15,000, which was paid quarterly, and cash compensation of $2,500 for each regular board meeting they attended in person ($1,000 if the meeting was attended telephonically). In addition, directors were paid cash compensation of $1,000 for each special meeting of the Board attended and $1,000 for each special meeting of a committee attended.

In February 2012, the Board revised the non-employee directors’ cash compensation for fiscal year 2012. For 2012, each non-employee director will receive an annual cash retainer in the amount of $60,000, but will not receive separate compensation for attendance at board or committee meetings. Additional cash retainers will be paid for service as the chairman or a member of the Board’s committees, or as the Board’s Lead Director, as follows:

•	The Audit Committee chairman will receive a retainer of $20,000 and non-chair members of the Audit Committee will receive a retainer of $5,000.

•	The Compensation Committee chairman will receive a retainer of $15,000 and non-chair members of the Compensation Committee will receive a retainer of $4,000.

•	The Nominating and Governance Committee chairman will receive a retainer of $10,000.

•	The Finance Committee chairman will receive a retainer of $10,000.

•	The Board’s Lead Director will receive a retainer of $36,000.

All cash retainers will be payable quarterly.

Non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation

In addition to cash retainers, each non-employee director receives restricted stock awards. The grant of restricted stock awards and the vesting schedule of such awards are designed to further align the directors’ interests with the interests of our stockholders and to provide the directors with an incentive to maximize long-term stockholder value.

In 2011, each non-employee director who was elected at the 2011 Annual Meeting of stockholders received a restricted stock grant of 5,000 shares of our common stock having a fair value of $158,650 at the date of grant, which vests annually, one-third per year, over a three-year period. In addition to the restricted stock grants which were made to all non-employee directors, restricted stock grants were made to the following directors for their service in the indicated roles: the chairmen of the Compensation, Nominating and Corporate Governance and Finance Committees (1,000 shares each, having a fair value of $31,730); the chairman of the Audit Committee (2,000 shares, having a fair value of $63,460); members of the Audit Committee (other than the chairman) (1,000 shares each, having a fair value of $31,730); and the Lead Director (1,500 shares, having a fair value of $47,595). All of these restricted stock grants vest annually, one-third per year, over a three-year period.

In February 2012, the Board revised the non-employee directors’ equity compensation for fiscal year 2012. In addition to the annual cash retainers, each non-employee director will receive a restricted stock grant at the date of the annual meeting of stockholders for a number of shares having a fair market value at the date of grant of $140,000. These restricted stock grants will vest one year after the date of grant. Each director may elect, at the date of grant, to defer delivery of 50% or 100% of the vested shares until the conclusion of service on the Board. In the event of a change in control of the Company, these restricted stock grants, together with previous restricted stock grants to the non-employee directors, will become fully vested. The granting of additional restricted stock awards for service as chairman or a member of Board committees or as Lead Director will be discontinued.

Stock Ownership Guidelines for Directors

The Board has adopted stock ownership guidelines for the directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in Digital River common stock equal to at least $200,000. This investment level should be achieved within a specified period or, in any event, no later than four years after their initial election as a director.

Summary of Director Compensation for Fiscal Year 2011

The following table shows compensation information for our non-employee directors for fiscal year 2011.

Director Compensation

for Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas F. Madison (2)	$27,000	$301,435	$—	$—	$—	$328,435
Douglas M. Steenland (3)	$26,000	$222,110	$—	$—	$—	$248,110
Alfred F. Castino (4)	$27,000	$190,380	$—	$—	$—	$217,380
Perry W. Steiner (5)	$27,000	$190,380	$—	$—	$—	$217,380
Cheryl F. Rosner (6)	$26,000	$190,380	$—	$—	$—	$216,380
Timothy J. Pawlenty (7)	$7,250	$46,470	$—	$—	$—	$53,720

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2011, in accordance with FASB ASC Topic 718, for restricted stock awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, the fair value is calculated using the closing price of Digital River stock on the date of grant – $31.73 at June 2, 2011 for all directors and in the case of Mr. Pawlenty—$15.49 at December 1, 2011.
(2)	Reflects the 2011 stock award grant for 9,500 shares made on June 2, 2011. Mr. Madison has 19,001 stock awards and 39,688 options outstanding at the end of 2011.
(3)	Reflects the 2011 stock award grant for 7,000 shares made on June 2, 2011. Mr. Steenland has 14,001 stock awards and no options outstanding at the end of 2011.
(4)	Reflects the 2011 stock award grant for 6,000 shares made on June 2, 2011. Mr. Castino has 10,000 stock awards and no options outstanding at the end of 2011.
(5)	Reflects the 2011 stock award grant for 6,000 shares made on June 2, 2011. Mr. Steiner has 12,167 stock awards and 30,000 options outstanding at the end of 2011.
(6)	Reflects the 2011 stock award grant for 6,000 shares made on June 2, 2011. Ms. Rosner has 11,000 stock awards and no options outstanding at the end of 2011.
(7)	Reflects the 2011 stock award grant for 3,000 shares made on December 1, 2011, the date he was named to the Board of Directors. Mr. Pawlenty has 3,000 stock awards outstanding at the end of 2011.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, or CD&A, we describe the material components of our executive compensation program for the following named executive officers whose compensation is set forth in the “Summary Compensation Table” on page 33:

•	Joel Ronning, our Chief Executive Officer

•	Thomas M. Donnelly, our President and Chief Operating Officer

•	Stefan B. Schulz, our Chief Financial Officer

•	Kevin L. Crudden, our Senior Vice President and General Counsel

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, which provide additional information relating to our executive compensation program. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal 2 — Advisory vote on the executive compensation of our Named Executive Officers” beginning on page 39, as it contains information relevant to your voting decision.

Executive Summary

Our executive compensation program is overseen and administered by the Compensation Committee. The goal of our executive compensation program is to attract and retain strong leadership talent, and reward our leaders for creating long-term value for our stockholders. Our compensation program is designed to reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our stockholders and motivate our executives to remain with the Company for long and productive careers. We believe our executive compensation program combines a competitive mix of base salary, short-term cash incentive compensation and long-term equity incentive compensation to achieve a balance between meeting short-term goals and promoting long-term growth.

There are three major elements that comprise our compensation program: (i) base salary; (ii) annual incentive opportunities; and (iii) long-term incentives, such as equity awards. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and annual incentive targets are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, to ensure that compensation levels remain competitive. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. We have an employment or severance agreement with each of our named executive officers. The agreements for each of Messrs. Ronning, Donnelly, Schulz and Crudden are discussed below under the section entitled “Severance and Change of Control Agreements.”

In establishing the performance criteria for fiscal 2011, we focused on generating new business to offset the loss of revenue due to Symantec Corporation’s decision not to renew its e-commerce agreement with us when it expired on June 30, 2010. Symantec Corporation was a key customer and represented a significant percent of our revenue. Details regarding the Company’s performance in 2011 are contained in our Annual Report to our stockholders, which we encourage all stockholders to read. Some highlights of that performance, and the value being created for our stockholders, include the following:

•	Our total revenue in 2011 increased 9.6% to $398 million;

•	Income from operations grew to $20 million, representing an increase of more than 57% from 2010.

As explained in greater detail below, we maintain a strong pay-for-performance philosophy. A significant portion of the total compensation earned by each named executive officer is based on the extent to which we achieve our business and financial objectives. For example, our chief executive officer’s base salary represents approximately 9% of his potential maximum compensation, and the remaining 91% is contingent on achieving performance goals. Our president’s base salary represents approximately 13% of his potential maximum compensation, and the remaining 87% is contingent on achieving performance goals. In years of strong performance, our named executive officers are rewarded for their leadership. In years such as 2011 in which we do not achieve our operating goals, our named executive officers receive an appropriate level of compensation but forfeit a portion of their potential compensation based on not achieving our business and financial objectives.

We believe that the combination of compensation elements in the program provides the named executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to deliver strong sustainable performance. We hope our stockholders will agree and will express their support in voting FOR Proposal 2 in this proxy statement.

Actions Taken to Bolster Compensation Governance

The management of the Company values direct interaction and communication with stockholders. During the past year, senior management has been in communication with the majority of the Company’s largest stockholders. In addition to reviewing the performance of the Company, meeting presentations allowed for discussions on corporate strategy, executive compensation and Company compensation practices. It was noted in the communications that the Company does not have practices deemed excessive such as tax gross-ups, perquisites or retirement benefits. Management further solicited stockholder views on executive compensation. There was discussion about the performance-based nature of the compensation practices and the Company’s burn rate relative to annual equity grants. During 2011, management received no other material feedback about executive compensation and practices to report to the Compensation Committee for its consideration.

Consideration of Last Year’s “Say on Pay” Vote

Following our Annual Meeting of Stockholders in June 2011, the Compensation Committee reviewed the results of the stockholders advisory vote on the executive compensation of our named executive officers that was held at the meeting. Sixty-eight and three-tenths percent (68.3%) of the votes cast on the proposal were voted in support of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures in the proxy statement for the 2011 Annual Meeting. The Compensation Committee and our Board concluded that our stockholders support our overall executive compensation practices, including our focus on pay-for-performance, and that we should continue to link a high percentage of the compensation of our named executive officers to the performance of the Company and its stock. Further, the Compensation Committee determined that the “say-on-pay” vote together with the Company’s performance in 2011 warranted a decrease in the potential maximum compensation for our Chief Executive Officer as described below under “Compensation of Chief Executive Officer.” In particular, the maximum amount of Mr. Ronning’s long-term compensation award for 2012 (as measured by the closing price of our common stock on the date of grant) was reduced by $1,373,510 from 2011. This represents a reduction of 26.7% in his long-term compensation target and a reduction of 21.1% in his potential maximum compensation. The decisions of the

Compensation Committee and the Board with respect to the compensation of our named executive officers for fiscal 2012 are described below in the section entitled “Determination of Executive Compensation for 2011 and 2012.”

2011 Executive Compensation Program

The compensation program for our named executive officers for fiscal 2011 was consistent with prior years, with a significant portion of each officer’s compensation tied to performance objectives. The performance criteria under our annual cash incentive program for fiscal 2011 were based on increasing our overall revenues and operating income, and increasing revenues in each of our consumer electronics and payments business units. We included incentives tied to revenues of the consumer electronics and payments business units because we believe these units offer significant growth opportunities. Although our overall revenues and operating income for 2011 increased from 2010, we did not fully achieve our overall revenue and operating income objectives for 2011, and did not reach the minimum revenue thresholds for our consumer electronics and payments business units. Accordingly our named executive officers received only 46% of their target bonuses under our annual cash incentive program. The performance criteria under our long-term equity incentive program were based on performance goals relating to revenue, operating income and net income. Since we did not fully meet these objectives for 2011, our named executive officers retained only 81% of the performance shares awarded to them in 2011, and forfeited the remaining 19% of their performance shares.

The following table sets forth an executive summary of the Company’s compensation programs and how they were implemented in fiscal 2011:

Compensation Program/Element	General Description/Commentary	Fiscal 2011 Commentary
Annual Base Salary	Base salaries are maintained at or below the 25th percentile for the executives in comparable positions at comparable companies and represent less than 15% of an executive’s total compensation (less than 22% in the case of our general counsel).	Mr. Ronning’s base salary remained unchanged from 2010. Mr. Donnelly’s salary was increased in connection with his promotion to President. Mr. Crudden’s base salary was increased to correspond to salaries in comparable companies.

Cash Incentive Compensation

The Company determines its short-term incentive compensation under the Performance Bonus Plan which uses objective criteria to measure actual financial performance compared to performance objectives.

This model has been in place for more than five years and applies to more than 200 people in addition to our named executive officers.

The model is directly tied to revenue and operating profit, and is objectively performance-based.

Fiscal 2011 payouts were determined by applying the objective model and were based on targets that were established at the beginning of the fiscal year.

The Company had a disappointing performance in 2011 and as a result, fiscal 2011 cash incentive compensation fell from fiscal 2010 levels for all of the named executive officers, other than Mr. Schulz who joined us in August 2011. For 2011, our named executive officers received 46% of their targeted cash compensation

Long-Term Incentives

The Company awards performance shares to its executive officers.

To the extent the performance objectives are met, the shares that are earned vest pro rata over a period of four years.

These awards represent a significant

Long term incentive awards in fiscal 2011 were consistent with historical practice.

Based on our performance in 2011, 81% of the performance shares were earned by our named executive officers, and 19% were forfeited. The shares that were

Compensation Program/Element	General Description/Commentary	Fiscal 2011 Commentary
Perquisites

portion of an executive officer’s total compensation. When combined with target cash incentive payments under the Performance Bonus Plan, more than 87% of each of our executive officer’s compensation is “at risk” (78% in the case of our general counsel).

The Company provides no perquisites to executive officers other than a 401K Plan match.

earned will vest over a period of four years. We previously provided an automobile allowance to Mr. Ronning, but discontinued it in 2011.

Employment Agreements	Historically only our founder, Mr. Ronning has had an employment agreement. His current employment agreement has been in place since 2007; prior employment agreements were in effect beginning in 1998.	Mr. Donnelly entered into an employment agreement in connection with his promotion to President. No other employment agreements were entered into in 2011.

Change in Control Agreements	The Company provides executive officers with Change in Control Agreements. These have a “single trigger” for accelerated equity vesting and a “double trigger” for severance payments and generally provide for one year of cash compensation and benefits.	The Company entered into a Change in Control Agreement with Mr. Schulz in connection with becoming our Chief Financial Officer in 2011.

Pension/Retirement Benefits	The Company does not have a pension program or otherwise offer any retirement benefits to its executive officers.	No changes from prior year.

Insurance Benefits	The Company does not provide any insurance benefits to its executive officers (other than health insurance, which is provided on the same basis as for all employees generally).	No changes from prior year.

Tax Gross Ups	The Company does not pay or provide tax gross ups on any benefits. The recipient is responsible for all associated taxes.	No changes from prior year.

Stock Ownership Guidelines	The Company requires its CEO to own Company stock worth five times his base salary. After four years of service as an executive officer, the Company requires other executive officers to own Company stock worth three times their respective base salary.	All of the Company’s executive officers complied with the stock ownership guidelines in fiscal 2011, based on their respective years of tenure as executive officers.

Overview of Compensation Program and Philosophy

The Compensation Committee bases our compensation programs for executive officers on the same objectives that guide us in establishing compensation programs for all of our salaried employees:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because they are more able to affect our business results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation programs of other employers who compete with us for talent.

•

Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•

Compensation should foster the long-term focus required for success in the e-commerce industry. While all employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.

These policies guide the Compensation Committee in establishing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to our performance, such as our revenue growth, earnings per share, cost discipline and profitability as well as competitive practices among our peer group.

Our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.digitalriver.com.

Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist it in carrying out its responsibility. Since 2007, Frederic W. Cook & Co., Inc. (“Cook & Co.”) has been retained by the Compensation Committee to assist with compensation analysis. In 2011, the Compensation Committee engaged Cook & Co. to continue to provide advice on compensation programs for our directors and named executive officers. Cook & Co. reports to the Compensation Committee and does not provide any compensation or benefit consulting services or other services to management. During fiscal 2011, the independent compensation consultant advised the Compensation Committee on base salaries and annual and long-term incentives for our chief executive officer, president and chief operating officer, chief financial officer and general counsel. The independent compensation consultant reports to the Compensation Committee rather than to management, although the consultant may meet with management from time-to-time for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

Role of Executive Management in Compensation Decisions

The Compensation Committee is responsible for approving the compensation of our named executive officers and reviewing our compensation programs, practices and packages for executives, other employees and directors. The Compensation Committee approves the design of our compensation program, and within the parameters of the program, has authorized Mr. Ronning to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers. In establishing executive compensation, the Compensation Committee takes into consideration information about the performance of the Company and our executive officers provided by our human resources and finance departments, as well as recommendations from the executive officers as to the base salary, annual incentive targets and equity compensation for the executive team and other employees. The Compensation Committee considers management’s recommendations with respect to executive compensation. Mr. Ronning meets with the Compensation Committee to discuss the compensation of other executive officers, but is not present when decisions with respect to his compensation are made.

Pay for Performance

A high percentage of an executive’s total compensation is linked to the performance of the Company and its stock. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Key Considerations and Process

In applying the program objectives and the elements of compensation, the Compensation Committee takes into account the following key considerations and adheres to the following processes:

Competitive Market Assessment. We conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Compensation Committee reviews market data from the following sources:

•

Peer Group Information. In assessing the competitiveness of the Company’s executive compensation levels, the Compensation Committee considers information from the proxy statements of “peer group” public companies, composed primarily internet-based companies. The selection of the peer group is based on numerous factors, including industries closely related to the Company’s business, financial statement criteria such as revenue, EBITDA, and net income, number of employees, and market capitalization. The peer group is reviewed annually and, as a general rule, the Company with the advice of its compensation consultant, expects to change certain members of the peer group from one period to another as it refines its comparison criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate. For 2011, the peer group consisted of 19 public companies with revenues ranging from approximately $205 million to $1.9 billion, with a median revenue of $416 million. We increased the size of the peer group from 16 in 2010 to 19 in 2011, based on a review of the size of peer groups selected by similar companies. We removed three companies from the 2010 peer group because they were acquired and no longer public, and added six new companies. The following companies were included in our comparison peer group for our fiscal year 2011:

Comparison Peer Group
Akamai Technologies	InfoSpace	Salesforce.com, Inc.
Ariba	Limelight NetWorks	Syntel
Blackbaud	NetSuite	ValueClick
Blackboard	QuinStreet	VeriFone Holdings
Concur Technologies	RealNetworks	Websense
Fair Isaac	RightNow Technologies, Inc.
Informatica	Rovi Corp. (formerly Macrovision)

•

Aon-Radford Executive Survey. This survey provides base salary and short-term and long-term incentive information on U.S. high-technology and manufacturing companies. The Compensation Committee considers benchmark information in this survey in connection with compensatory programs for the Company’s other executives.

•

Information from Cook & Co. Our Compensation Committee also considers competitive market information provided by Cook & Co., an independent advisor retained by the Compensation Committee. In establishing compensation for fiscal 2012, Cook & Co. compiled and analyzed proxy data from the peer group for our named executive officers.

Considerations for Chief Executive Officer. The Compensation Committee considers the following factors in setting the compensation arrangements for Mr. Ronning:

•	An annual assessment of his performance conducted by our Nominating and Corporate Governance Committee;

•	The financial and strategic results achieved by our Company for the last fiscal year;

•	The financial plans and strategic objectives for the next fiscal year;

•	Other strategic factors critical to the long-term success of our business;

•	The competitive market data identified above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers. The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other named executive officers.

•	Mr. Ronning and the Compensation Committee’s assessment of the named executive officer’s individual performance and contributions to our performance for the most recent fiscal year;

•	Our business and financial performance for the most recent fiscal year;

•	The competitive market data identified above applicable to the specific position that the named executive officer holds; and

•	Mr. Ronning’s recommendations regarding compensation levels for the other named executive officers.

Review of Tally Sheets. On an annual basis (with the most recent version covering 2011 presented in February 2012), management prepares and presents to the Committee tally sheets for each of the named executive officers to provide the Committee the following compensation data:

•	Base salary;

•	Short-term incentive compensation;

•	Long-term incentive compensation;

•	Value of in-the-money stock options, both vested and unvested; and

•	Value of performance-based stock grants.

The Compensation Committee reviewed these tally sheets and compared tally sheets for the named executive officers with competitive market data for comparable executives in the peer group to establish compensation for fiscal 2012.

Determination of Executive Compensation for 2011 and 2012

Base Salary

Base salary is the fixed portion of executive compensation. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace. Base salaries are set at levels that, together with the other components of our executive compensation program, help us attract and retain talented executives. For 2012, base salaries for our named executive officers are targeted at the third-quartile level (i.e., less than median) of our peer group. No adjustments in base salary were needed to achieve this targeted level. This level of base salary reflects our philosophy that a significant proportion of the total compensation of our senior executives should be in the form of long-term incentive awards linked to Company performance and stockholder returns.

The amount of annualized base salary and year-over-year increase for each of the named executive officers for fiscal 2011 and 2012 is set forth in the following table:

Base Salary Table

	Fiscal Year	Fiscal Year
Named Executive Officer	2011	2012	Increase
Joel A. Ronning (1)	$450,000	$450,000	—
Thomas M. Donnelly (2)	$360,000	$360,000	—
Stefan B. Schulz	$300,000	$300,000	—
Kevin L. Crudden (3)	$275,000	$275,000	—

(1)	Mr. Ronning’s base salary has been unchanged since 2008.

(2)	Mr. Donnelly’s base salary rate was increased from $300,000 to $360,000 in March 2011 in connection with his promotion to President. Mr. Donnelly’s base salary was unchanged from 2008 until March 2011.
(3)	Mr. Crudden’s salary was increased in March 2011 to correspond to salaries in comparable companies.

Annual Incentive Opportunities

We provide our named executive officers the opportunity to earn annual cash bonuses under our 2008 Performance Bonus Plan (the “Performance Plan”), which was approved by our stockholders in 2008. The Performance Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Performance Plan are to motivate senior executives by tying compensation to performance, to reward exceptional performance that supports our overall objectives and to attract and retain top-performing senior executives.

In March 2011, the Compensation Committee established performance goals for 2011 for the named executive officers under the terms of the Performance Plan as well as target bonuses for each of them for fiscal 2011. The Compensation Committee determined that for fiscal 2011, our long-term value would be enhanced by providing incentives to management to optimize revenue while maintaining prudent management of gross margins and operating expenses. Therefore, for fiscal 2011, each named executive officer’s cash bonus opportunity was based upon the achievement of performance criteria relating to 2011 full-year revenue and operating income, and 2011 fourth quarter revenue by each of our consumer electronics and payments business units. The fiscal 2011 weightings of the performance criteria were as follows: 45% 2011 full-year revenue, 30% 2011 full-year operating income, 12.5% 2011 fourth quarter revenue by the consumer electronics business unit and 12.5% 2011 fourth quarter revenue by the payments business unit. In 2011, the named executive officers received only a portion of their potential cash bonus based on 2011 full-year revenues and operating income, and did not receive any cash bonus based on the performance criteria for the consumer electronics business unit and the payments business unit.

Bonuses paid to our named executive officers under the Performance Plan for fiscal year 2011 were as follows:

Annual Bonuses under Performance Plan for 2011

				Actual Bonus
	Target Bonus for 2011		Actual	as Percentage
Named Executive Officer	As % of Salary	Amount	Bonus	of Target
Joel A. Ronning	200%	$900,000	$412,647	46%
Thomas M. Donnelly	150%	$540,000	$247,588	46%
Stefan B. Schulz	(1)	(1)	(1)	N/A
Kevin L. Crudden	75%	$206,250	$94,565	46%

(1)	Mr. Schulz joined the Company as its Chief Financial Officer in August 2011. He was paid a $50,000 signing bonus and a cash bonus of $150,000 for fiscal year 2011 in accordance with an agreement made at the time he accepted employment with the Company.

The following table summarizes the performance criteria for the Performance Plan for 2011, and the extent to which each of the criteria was achieved:

Performance Criteria	Target	Actual
2011 full-year revenue	45.0%	30.9%
2011 full-year operating income	30.0%	15.0%
2011 fourth quarter revenue by consumer electronics business unit	12.5%	0.0%
2011 fourth quarter revenue by payments business unit	12.5%	0.0%
Total	100.0%	45.9%

On February 29, 2012, the Compensation Committee set the targets and performance criteria for the fiscal 2012 cash bonus opportunities for the named executive officers under the Performance Bonus Plan. The target bonus amount for each named executive officer remains unchanged from 2011. For fiscal 2012, each named executive officer’s cash bonus opportunity is based upon the attainment of performance criteria relating to quarterly and annual corporate financial goals for fiscal 2012. The fiscal 2012 weightings of the performance criteria are as follows: 50% based on attainment of annual revenue and operating income goals for our core business units, and 50% based on attainment of quarterly revenue and operating income goals for our core business units (12.5% for each fiscal quarter).

The following table sets forth the target cash bonus opportunity and year-over-year increase for each of the named executive officers for fiscal 2011 and 2012.

Target Bonuses under Performance Plan for 2012

	Target Bonus for 2011		Target Bonus for 2012
Named Executive Officer	As % of Salary	Amount	As % of Salary	Amount	Increase
Joel A. Ronning	200%	$900,000	200%	$900,000	—
Thomas M. Donnelly	150%	$540,000	150%	$540,000	—
Stefan B. Schulz	N/A	N/A	100%	$300,000	N/A
Kevin L. Crudden	75%	$206,250	75%	$206,250	—

The amount of bonus earned will be based on how our actual financial performance compares to our operating plan for fiscal 2012 with respect to each of the performance criteria. If we meet our operating plan, the named executive officers will earn 100% of their target bonuses. If our financial performance significantly exceeds our operating plan, the bonuses earned by the named executive officers could exceed the target bonuses indicated above, up to a maximum of 150% of the target bonus. But if a minimum threshold is not met with respect to a particular performance objective, no bonuses will be payable with respect to that objective.

Long-Term Incentive Compensation

We provide long-term equity incentives to our executive officers and other employees pursuant to the terms and conditions of our stockholder-approved 2007 Equity Incentive Plan (“2007 Plan”). The stock-based component of our compensation program is intended to retain employees and motivate them to grow long-term stockholder value. Initial equity incentive awards are generally made to eligible employees upon commencement of employment. Following the initial hire, additional equity incentive awards may be made to participants pursuant to a periodic grant program or following a significant change in job responsibilities, scope or title.

The 2007 Plan permits the granting of equity awards in the form of stock options, restricted stock and performance shares.

•

Stock options under the 2007 Plan generally vest over a four-year period and expire ten years from the date of grant. Stock options are granted at fair market value on the date of grant and have value only if our stock price increases.

•	Restricted stock grants generally vest over a four-year period, and may also include provisions for forfeiture of a portion of the grant if specified performance criteria are not met.

•	Performance stock awards generally provide that specified performance criteria must be met in order for an executive to earn the shares, which are then subject to a four-year vesting schedule.

Since 2009, the Compensation Committee has granted only performance stock awards to our named executive officers (except for a restricted stock award granted to Mr. Donnelly in March 2011 in connection with his promotion to President and a restricted stock award granted to Mr. Schulz in September 2011 in connection with his hiring) and has granted only restricted stock awards to our other senior management employees. During this time the Company has not granted any stock options to the named executive officers or the senior management employees.

The Compensation Committee considers equity awards at its regularly scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants to new hires are approved by the Compensation Committee on the first trading day of the month after the month of hire and are priced as of the date of approval. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material non-public information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material non-public information based on equity award grant dates. Equity compensation awards typically vest over a four-year period.

A significant portion of a named executive officer’s potential maximum compensation is comprised of performance stock awards. This approach has been a core principle of the Compensation Committee’s compensation philosophy for a number of years. The Compensation Committee believes that this approach is a key “pay for performance” metric that clearly aligns executive compensation to corporate performance and shareholder value. The performance stock awards provide that the shares will vest based on (a) the attainment of performance goals related to revenue, operating income and net income for the fiscal year in which they are granted, and (b) the executive officer’s continued service to the Company over a four-year vesting period. If the performance goals for fiscal year are not attained, then the performance-based shares will be either forfeited or the number of performance-based shares will be adjusted downward in proportion to the goals achieved. If and to the extent the performance goals are attained, the shares that remain subject to the award based on the attainment of the performance goals will vest 25% on the first anniversary of the date of grant, and 25% on each of the second, third and fourth anniversaries of the date of grant, provided that the executive officer remains in our employ at each respective vesting date. The Compensation Committee believes this philosophy links the interests of the named executive officers to Company performance and stockholder returns, and provides a strong retention value. Moreover, since the performance stock awards that are actually realized vest over a four year period, a named executive officer’s realized value for these awards will be significantly impacted by increases or decreases in the Company’s stock price.

The following table summarizes performance stock awards granted to our named executive officers in March 2011, and the extent to which the performance-based shares were earned:

Performance Share Awards (Long-Term Incentives) Granted in 2011

Named Executive Officer	Performance Shares Granted	Fair Value of Shares Granted (1)	Percent Earned	Performance Shares Earned	Grant Date Fair Value of Shares Earned (1)	Value of Shares Earned at End of Fiscal Year (2)
Joel A. Ronning	151,000	$5,150,610	81%	121,653	$4,149,584	$1,827,228
Thomas M. Donnelly (3)	55,000	$1,876,050	81%	44,311	$1,511,448	$665,551
Stefan B. Schulz (4)	N/A	N/A
Kevin L. Crudden	20,000	$682,200	81%	16,113	$549,614	$242,017

(1)	Based on closing price for our common stock on March 16, 2011 of $34.11 per share. The fair value of shares granted, as shown in this table, is greater than the “grant date fair value” of such shares as shown in the Summary Compensation Table, which is based on the probable outcome of the performance conditions under the awards.
(2)	Based on closing price for our common stock on December 30, 2011 of $15.02 per share.
(3)	In addition, in March 2011, Mr. Donnelly received a grant of 10,000 restricted shares having a fair value of $341,100 at the date of grant in connection with his promotion to President.
(4)	Mr. Schulz, whose employment with us commenced in August 2011, did not receive a performance share award in fiscal 2011. He received a grant of 25,000 restricted shares having a fair value of $482,250 at the date of grant in connection with his hiring.

On February 29, 2012, performance-based shares were granted to our named executive officers in the respective amounts set forth in the following table:

Performance Share Awards (Long-Term Incentives) Granted in 2012

	Performance
	Shares	Fair Value of
Named Executive Officer	Granted	Shares Granted (1)
Joel A. Ronning	214,000	$3,777,100
Thomas M. Donnelly	110,000	$1,941,500
Stefan B. Schulz	97,000	$1,712,050
Kevin L. Crudden	45,500	$803,075

(1)	Based on closing price for our common stock on February 29, 2012 of $17.65 per share. The fair value of shares granted, as shown in this table, is greater than the “grant date fair value” of such shares as shown in the Summary Compensation Table, which is based on the probable outcome of the performance conditions under the awards.

These performance-based shares will vest based on (a) the attainment of performance goals related to revenue, operating income and net income for the 2012 fiscal year, and (b) the executive officer’s continued service to the Company over a four-year vesting period.

Generally Available Benefit Programs and Executive Perquisites

Our named executive officers are eligible to participate in our tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all of our employees are eligible to receive matching contributions that are subject to vesting over time. The matching contribution for the 401(k) Plan for the year ended December 31, 2011 was $0.25 for each dollar of each participant’s pretax contributions. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers or other employees other than the 401(k) Plan.

Our named executive officers are also eligible to participate in a number of other benefits that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees also are eligible for variable pay under sales incentive plans, profit sharing programs and/or the incentive arrangements described above.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, we benchmark our overall benefits programs, including our 401(k) Plan, against our peer group.

Messrs. Ronning, Donnelly, Schulz and Crudden did not receive any perquisites in fiscal 2011 other than, in the case of Messrs. Ronning, Donnelly and Crudden, matching contributions under the 401(k) Plan.

Stock Ownership Guidelines for Named Executive Officers

The Compensation Committee has adopted stock ownership guidelines for the named executive officers to more closely align the interests of such persons with those of our stockholders. The guidelines provide that named executive officers should maintain an investment in Digital River common stock equal to three times their annual base salary (five times in the case of the Chief Executive Officer). All named executive officers are in compliance with the stock ownership guidelines.

Compensation of Chief Executive Officer

The compensation of Mr. Ronning, our chief executive officer, consists of all three of the above-described components. The Compensation Committee believes that the compensation awarded to Mr. Ronning should reflect our overall performance and, accordingly, for fiscal 2011, the Compensation Committee used a number of factors and criteria to determine Mr. Ronning’s compensation, including our ability to achieve non-Symantec core revenue growth and manage operating expenses. Therefore, under the Performance Plan for 2011, Mr. Ronning’s annual cash bonus was based on increasing our overall revenues and operating income, and increasing revenues in each of our consumer electronics and payments business units. His long-term incentive compensation for 2011 under the equity incentive program was based on performance goals relating to revenue, operating income and net income. The performance criteria under the Performance Plan for fiscal 2012 are designed to reward consistent performance throughout the fiscal year. The annual cash bonus for 2012 will be based on the following criteria: 50% on attainment of annual revenue and operating income goals for our core business units, and 50% on attainment of quarterly revenue and operating income goals for our core business units (12.5% for each fiscal quarter). In light of the “say on pay” vote in 2011 and the Company’s performance in 2011, the Compensation Committee reduced Mr. Ronning’s potential maximum compensation from $6,500,610 in 2011 to $5,127,100 for 2012. This represents a decrease of 21.1%.

The following table summarizes the amounts and components of Mr. Ronning’s potential maximum compensation for fiscal 2011 and fiscal 2012, and the amounts actually earned by him for fiscal 2011:

Compensation Program for Chief Executive Officer

	Fiscal 2011		Fiscal 2012
	Amount	%	Amount	%
Potential maximum compensation:
Base salary (1)	$450,000	6.9%	$450,000	8.8%
Target Bonus under Performance Plan (2)	$900,000	13.9%	$900,000	17.5%
Fair Value of Performance Shares Granted (3)	$5,510,610	79.2%	$3,777,100	73.7%
Total Potential Compensation	$6,500,610	100.0%	$5,127,100	100.0%

Actual compensation earned:
Base salary	$450,000	6.9%
Actual Bonus under Performance Plan (2)	$412,647	6.4%
Grant Date Fair Value of Performance Shares Earned (3)	$4,149,584	63.8%
Total Actual Compensation (4)	$5,012,231	77.1%

(1)	In February 2012, the Compensation Committee determined not to change Mr. Ronning’s base salary of $450,000 nor his target bonus. In relation to our peer group, Mr. Ronning’s base salary is at the 25th percentile for the chief executive officers.
(2)	Mr. Ronning’s maximum bonus is the same as his target bonus. Based upon our overall performance in 2011, a bonus of $412,647, or 46% of his target bonus, was approved to Mr. Ronning in February 2012. Mr. Ronning received only a portion of his target based on 2011 full-year revenues and operating income, and did not receive any cash bonus based on the performance criteria for the consumer electronics business unit and the payments business unit.
(3)	Mr. Ronning was initially granted 151,000 performance shares in 2011. Since we did not fully meet the corporate performance criteria for fiscal 2011, Mr. Ronning earned only 121,653 performance shares, or 81%, and forfeited 28,347 performance shares. This forfeiture represents $1,001,026 of the total potential compensation shown in the table above. The fair value of the performance shares shown in the table above and of the forfeited shares in this footnote is based on a value of $34.11 per share for our common stock on the grant date. At the end of fiscal 2011, the 121,653 performance shares earned by Mr. Ronning for 2011 had a fair value of $1,827,228, based on the closing price of $15.02 per share for our common stock on December 30, 2011. The fair value of shares granted, as shown in this table, is greater than the “grant date fair value” of such shares as shown in the Summary Compensation Table, which is based on the probable outcome of the performance conditions under the awards.

The Compensation Committee believes that Mr. Ronning’s compensation is comparable to that received by the chief executive officers of those companies in the peer group. The Compensation Committee also believes that the elements of Mr. Ronning’s compensation program align with the interests of stockholders. A significant portion of his total compensation, including annual incentive compensation and equity-based compensation, is performance-based. In establishing the performance criteria for fiscal 2012 under the Performance Plan and the performance-based share awards, the Compensation Committee has taken into consideration our focus on generating new business generally and with a specific focus in our consumer electronics business unit and payments business unit. The Compensation Committee believes Mr. Ronning’s compensation program provides an incentive for him to guide the Company’s growth and diversification efforts.

Severance and Change of Control Agreements

Severance Pay Arrangements. We have an employment agreement with each of Messrs. Ronning and Donnelly and a Severance and Change of Control Agreement with each of Messrs. Schulz and Crudden that contain severance pay arrangements. The severance provisions of these agreements are designed to provide clarity with respect to the rights and obligations of the parties upon the termination of employment with us. The terms of these agreements are described below.

Change in Control Arrangements. If a change in control of our Company were to occur, the Compensation Committee believes that it is in the best interests of stockholders to ensure the retention of key executives to facilitate an orderly transition. For this reason, the agreements with Messrs. Ronning, Donnelly, Schulz, and Crudden contain change in control provisions. These agreements reduce the risk of losing key management personnel that may occur during a critical period of a potential or actual change in control of our Company. These provisions are separate from the severance provisions identified above but would not allow an executive to obtain duplicative severance benefits upon termination of employment.

The change in control provisions contain a “double trigger” severance provision, which means that, in order to receive severance benefits, an executive’s employment must be terminated within a specified period following a change in control. The Compensation Committee believes that a double trigger design is more appropriate for severance benefits than the single trigger design as it prevents payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location. Additional details about these agreements are described below.

The levels of severance pay and benefits that would be provided under our severance pay arrangements and practices are competitive with the practices of other companies in our industry. Our Compensation Committee believes that they are important elements of a total compensation program to attract and retain senior executives. The peer group data also indicates that the other terms and conditions of our change in control severance pay plan are consistent with the design provisions and benefit levels of similar plans at other companies for which we compete for executive talent.

Joel A. Ronning

We entered into an employment agreement with Joel A. Ronning, our chief executive officer. The term of the employment agreement is two years with automatic one-year renewals if the agreement is not terminated prior to the end of the initial two year period (the “Expiration Date”) (as extended in connection with any renewed term).

Mr. Ronning will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, and including, without limitation, our failure to renew his employment agreement, or (b) upon Mr. Ronning’s voluntary termination following our failure to reappoint Mr. Ronning as our chief executive officer, a material change in his function, duties or responsibilities without his consent that would cause Mr. Ronning’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Ronning’s principal place of employment by more than thirty miles, or a material breach of our obligations under his employment agreement, or (c) upon Mr. Ronning’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River. In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Ronning’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Ronning will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 120 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Ronning also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Ronning’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal the Board’s good faith estimate of the bonus Mr. Ronning would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Ronning’s bonuses for the three most recent years. In the event that we terminate Mr. Ronning following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

Thomas M. Donnelly

We entered into an employment agreement with Thomas M. Donnelly. The term of the employment agreement is two years with automatic one-year renewals if the agreement is not terminated prior to the end of the initial two year period (the “Expiration Date”) (as extended in connection with any renewed term).

Mr. Donnelly will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, and including, without limitation, our failure to renew his employment agreement, or (b) upon Mr. Donnelly’s voluntary termination following our failure to reappoint Mr. Donnelly as our President, a material change in his function, duties or responsibilities without his consent that would cause Mr. Donnelly’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Donnelly’s principal place of employment by more than thirty miles, or a material breach of our obligations under his employment agreement, or (c) upon Mr. Donnelly’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River. In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Donnelly’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Donnelly will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 120 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Donnelly also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Donnelly’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal the Board’s good faith estimate of the bonus Mr. Donnelly would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Donnelly’s bonuses for the three most recent years. In the event that we terminate Mr. Donnelly following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

Stefan B. Schulz

We entered into a change of control and severance agreement with Stefan B. Schulz, our Chief Financial Officer. Mr. Schulz will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, or (b) upon Mr. Schulz’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Schulz’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Schulz’s principal place of employment by more than thirty miles, or a material breach of our obligations under his change of control and severance agreement, or (c) upon Mr. Schulz’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River. In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Schulz’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Schulz will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Schulz also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Schulz’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Schulz would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Schulz’s bonuses for the three most recent years. In the event that we terminate Mr. Schulz following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

Kevin L. Crudden

We entered into a change of control and severance agreement with Kevin L. Crudden, our Senior Vice President and General Counsel. Mr. Crudden will be entitled to certain termination payments (a) if his employment is terminated by Digital River for any reason except upon his retirement, death or disability or for cause, or (b) upon

Mr. Crudden’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Crudden’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Crudden’s principal place of employment by more than thirty miles, or a material breach of our obligations under his change of control and severance agreement, or (c) upon Mr. Crudden’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River. In the event of such termination, he will be entitled to termination payments equal to his base salary at the time of termination, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Crudden’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Crudden will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Crudden also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.

In the event of Mr. Crudden’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Crudden would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Crudden’s bonuses for the three most recent years. In the event that we terminate Mr. Crudden following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

See the tables on page 36 of this proxy statement for more information related to the severance benefits for each of Messrs. Ronning, Donnelly, Schulz and Crudden.

Accounting and Tax Considerations

In designing our compensation programs, the Compensation Committee takes into consideration the accounting and tax effect that each element of compensation will or may have on us and the executive officers and other employees as a group. We recognize a charge to earnings for financial accounting purposes when either stock options or restricted stock awards are granted.

Digital River is limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Compensation Committee believes it to be in our best interests and the best interests of our stockholders.

The Compensation Committee believes that the compensation programs described above provide compensation that is competitive with our peer group, link executive and stockholder interests, and provide a means for us to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value as a basis for determining our ongoing compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, the Compensation Committee was composed of two non-employee directors: Messrs. Steenland and Madison. No current member of the Compensation Committee is or has ever been one of our officers or employees, or has had any relationship with us that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past fiscal year has served, on the board of directors or as a member of a compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2011. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our proxy statement for our 2012 Annual Meeting of stockholders.

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE

Douglas M. Steenland, Chairman

Thomas F. Madison

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009, compensation awarded or paid to, or earned by, our principal executive officer, president and chief operating officer, principal financial officer and senior vice president and general counsel (the “named executive officers”). We did not have any other executive officers in 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Joel A. Ronning	2011	$450,000	—	$4,635,549	—	$412,425	$4,125	(5)	$5,502,099
Chief Executive Officer	2010	$450,000	—	$4,613,715	—	$483,820	$19,144	(6)	$5,566,679
	2009	$450,000	—	$4,532,400	—	$356,484	$9,838	(7)	$5,348,722

Thomas M. Donnelly	2011	$342,923	—	$2,029,545	—	$247,455	$4,125	(5)	$2,624,048
President	2010	$300,000	—	$1,371,645	—	$258,037	$8,250	(8)	$1,937,932
	2009	$300,000	—	$2,266,200	—	$190,125	$8,250	(8)	$2,764,575

Stefan B. Schulz	2011	$109,615	$200,000	$482,250	—	—	—		$791,865
Chief Financial Officer

Kevin L. Crudden	2011	$267,885	—	$613,980	—	$94,514	$4,125	(5)	$980,504
Senior Vice President & General Counsel	2010	$250,000	—	$748,170	—	$112,594	$8,250	(8)	$1,119,014
	2009	$250,000	—	$1,133,100	—	$79,218	$8,250	(8)	$1,470,568

(1)	Mr. Schulz joined the Company as its Chief Financial Officer in August 2011. The amount in this column is a $50,000 hiring bonus and a cash bonus of $150,000 for fiscal year 2011 paid to Mr. Schulz in accordance with an agreement made at the time he accepted employment with the Company.
(2)	Pursuant to SEC rules, the amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards and performance-based share awards approved by the Compensation Committee during the 2011, 2010 and 2009 fiscal years based on the probable outcome of the performance conditions under the awards, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the award is calculated using the closing price of Digital River’s stock on the date of grant in accordance with FASB ASC Topic 718, Stock Compensation. For additional information on the valuation assumptions for the stock awards, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. The amounts listed in this column reflect the estimated value of the award at the grant date. After the end of each fiscal year, the Compensation Committee determines the actual number of shares earned by the named executive officers under the performance-based share awards, which then vest over four years commencing on the date of grant. The remaining performance-based shares subject to the grants were forfeited. The following table presents information relating to shares earned for fiscal years 2011, 2010 and 2009 by each of the named executive officers:

		Performance				Performance	Grant Date	Value of
Named		Shares	Fair Value of		Percent	Shares	Fair Value of	Shares Earned at
Executive Officer	Year	Granted	Shares Granted (a)		Earned	Earned	Shares Earned (a)	End of Fiscal Year (b)
Joel A. Ronning	2011	151,000	$5,150,610		81%	121,653	$4,149,584	$1,827,228
	2010	185,000	$5,126,350		91%	168,138	$4,659,104	$5,787,310
	2009	180,000	$4,532,400		86%	154,935	$3,901,263	$4,181,696

Thomas M. Donnelly	2011	55,000	$1,876,050	(c)	81%	44,311	$1,511,448	$665,551
	2010	55,000	$1,524,050		91%	49,987	$1,385,140	$1,720,553
	2009	90,000	$2,266,200		86%	77,468	$1,950,644	$2,090,861

Stefan B. Schulz	2011	—	—	(d)

Kevin L. Crudden	2011	20,000	$682,200		81%	16,113	$549,614	$242,017
	2010	31,500	$872,865		91%	27,266	$755,541	$938,496
	2009	45,000	$1,133,100		86%	38,735	$975,347	$1,045,458

(a)	Based on the closing price for our common stock on March 16, 2011, March 3, 2010 and March 5, 2009 of $34.11, $27.71 and $25.18 per share, respectively. The fair value of shares granted, as shown in this table, differs from the “grant date fair value” of such shares as shown in the Summary Compensation Table, which is based on the probable outcome of the performance conditions under the awards.
(b)	Based on closing prices for our common stock on December 30, 2011, December 31, 2010, and December 31, 2009 of $15.02, $34.42 and $26.99 per share, respectively.
(c)	In addition, in March 2011, Mr. Donnelly received a grant of 10,000 restricted shares having a fair value of $341,100 at the date of grant in connection with his promotion to President.
(d)	Mr. Schulz, whose employment with us commenced in August 2011, did not receive a performance share award in fiscal 2011. He received a grant of 25,000 restricted shares having a fair value of $482,250 at the date of grant in connection with his hiring.
(3)	No stock options were awarded to named executive officers in 2011, 2010 or 2009.
(4)	The amount reported in this column for the 2011, 2010 and 2009 fiscal years include payments made for the applicable year under the 2008 Performance Bonus Plan.
(5)	This amount is Digital River’s matching contribution of $4,125 under our tax qualified 401(k) Plan.
(6)	This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $10,894 in Company car expense which we paid on Mr. Ronning’s behalf.
(7)	This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $1,588 in Company car expense which we paid on Mr. Ronning’s behalf.
(8)	This amount is Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2011. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table on the following page.

Grants of Plan-Based Awards

For Fiscal Year 2011

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Estimated Possible Payouts			Estimated Possible Payouts
		Under Non-Equity			Under Equity
		Incentive Plan Awards (1)			Incentive Plan Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)
Joel A. Ronning	3/16/2011	$450,000	$900,000	$900,000	113,250	135,900	151,000	—	—	$—	$4,635,549

Thomas M. Donnelly	3/16/2011	$270,000	$540,000	$540,000	41,250	49,500	55,000	10,000	—	$—	$2,029,545

Stefan B. Schulz	9/1/2011	$150,000	$300,000	$300,000	—	—	—	25,000	—	$—	$482,250

Kevin L. Crudden	3/16/2011	$103,125	$206,250	$206,250	15,000	18,000	20,000	—	—	$—	$613,980

(1)	These columns show the threshold, target, and maximum payouts for 2011 performance under the 2008 Performance Bonus Plan. If performance does not meet a threshold amount, the payout may be $0. The target criteria for Messrs. Ronning, Donnelly, Schulz and Crudden are described in the section, “Annual Incentive Opportunities,” in the Compensation Discussion and Analysis. The bonus payment for 2011 has been paid based on the metrics described, at 46% of target for Messrs. Ronning, Donnelly and Crudden, and 50% of target for Mr. Schulz, and is shown in the Summary Compensation Table in the column titled, “Non-Equity Incentive Plan Compensation.” The bonus payment for Mr. Schulz was paid in accordance with an agreement made at the time he accepted his employment with the company.
(2)	These columns show the threshold, target, and maximum payouts, as performance-based shares, for 2011 performance. If performance does not meet a threshold amount, the payout may be 0 shares. The target criteria for Messrs. Ronning, Donnelly and Crudden are described in the section, “Annual Incentive Opportunities,” in the Compensation Discussion and Analysis. The actual number of performance-based shares received by the named executive officers is determined by the attainment of performance goals related to revenue, operating income and earnings per share. Received shares will vest over four years commencing on the date of grant. Based on the Compensation Committee’s determination in February 2012, Messrs. Ronning, Donnelly and Crudden received 121,653, 44,311 and 16,113 performance-based shares, respectively, and the remaining performance-based shares subject to the 2011 grants were forfeited.
(3)	This column shows the grant date fair value of performance-based share awards and restricted stock awards under FASB ASC Topic 718 granted to the named executives in 2011. For performance-based share awards and restricted stock awards the fair value is calculated using the closing price of Digital River stock on the grant date. For additional information on the valuation assumptions, refer to note 6 of the Digital River financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.

For a discussion of the element of pay in this table see the Compensation Discussion and Analysis section starting on page 17 of this proxy statement.

OUTSTANDING EQUITY AWARDS

The following table provides a summary of equity awards outstanding at December 31, 2011, for each of our named executive officers.

2011 Outstanding Equity Awards at Year End

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joel A. Ronning	2/8/2002	7,183	—		—	$13.92	2/8/2012	—		$—		—	$—
	2/13/2003	106,400			—	$10.50	2/13/2013	—		$—		—	$—
	2/9/2004	110,898	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/9/2004	8,702	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/10/2006	183,200	—		—	$35.11	2/10/2016	—		$—		—	$—
	2/28/2007	100,000	—		—	$55.39	2/28/2017	—		$—		—	$—
	3/4/2008	93,750	6,250	(1)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	77,467	(2)	$1,163,554	(3)	—	$—
	3/3/2010	—	—		—	—	—	126,102	(4)	$1,894,052	(3)	—	$—
	3/16/2011	—	—		—	—	—	135,900	(5)	$2,041,218	(3)	—	$—

Thomas M. Donnelly	2/10/2005	50,000	—		—	$30.69	2/10/2015	—		$—		—	$—
	6/15/2005	25,000	—		—	$28.75	6/15/2015	—		$—		—	$—
	2/10/2006	10,000	—		—	$35.11	2/10/2016	—		$—		—	$—
	2/28/2007	80,000	—		—	$55.39	2/28/2017	—		$—		—	$—
	3/4/2008	42,187	2,813	(1)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	38,732	(2)	$581,755	(3)	—	$—
	3/3/2010	—	—		—	—	—	37,489	(4)	$563,085	(3)	—	$—
	3/16/2011	—	—		—	—	—	59,500	(5)	$893,690	(3)	—	$—

Stefan B. Schulz	9/1/2011	—	—		—	—	—	25,000	(6)	$375,500	(3)	—	$—

Kevin L. Crudden	1/3/2006	40,000	—		—	$29.75	1/3/2016	—		$—		—	$—
	2/28/2007	5,760	—		—	$55.39	2/28/2017	—		$—		—	$—
	3/4/2008	9,375	625	(1)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	19,365	(2)	$290,862	(3)	—	$—
	3/3/2010	—	—		—	—	—	20,449	(4)	$307,144	(3)	—	$—
	3/16/2011	—	—		—	—	—	18,000	(5)	$270,360	(3)	—	$—

(1)	The shares vest 6.25% quarterly, starting on June 4, 2008.
(2)	The shares vest 25% annually, starting on March 5, 2010.
(3)	The market value of stock awards is based on the closing market price of Digital River stock as of December 31, 2011, which was $15.02.
(4)	The shares vest 25% annually, starting on March 3, 2011.
(5)	The performance shares are shown at Target. The shares vest 25% annually, starting on March 16, 2012.
(6)	The shares vest 25% annually, starting on September 1, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table provides a summary of shares acquired upon exercise of stock options or vesting of stock awards during fiscal year 2011 for each of our named executive officers.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld to Cover Taxes (#)	Value Realized on Vesting ($)
Joel A. Ronning	—	—	52,481	34,539	$2,969,581
Thomas M. Donnelly	—	—	23,812	13,054	$1,254,188
Stefan B. Schulz	—	—	—	—	—
Kevin L. Crudden	—	—	11,271	5,592	$574,874

CHANGE OF CONTROL AND SEVERANCE BENEFITS

Involuntary Termination other than Death, Disability, or Retirement; Certain Voluntary Terminations – Including Termination following a Change of Control

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon a termination of the employment of our named executive officers. The table assumes termination on December 31, 2011 and payment of such termination obligations within a reasonable time thereafter.

Name	Salary	Bonus	Equity acceleration	Continued benefits	Total
Joel A. Ronning	$450,000	$417,576	$5,814,456	$10,692	$6,692,724
Thomas M. Donnelly	$360,000	$231,872	$2,121,139	$10,692	$2,723,703
Stefan B. Schulz	$300,000	$195,000	$375,500	$10,767	$881,260
Kevin L. Crudden	$275,000	—	$898,406	$10,768	$1,184,174

Termination upon Death

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon death of our named executive officers.

Name	Bonus	Total
Joel A. Ronning	$417,576	$417,576
Thomas M. Donnelly	$231,872	$231,872
Stefan B. Schulz	$195,000	$195,000
Kevin L. Crudden	$95,442	$95,442

Termination upon Disability

The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon disability of our named executive officers.

Name	Bonus	Continued benefits	Total
Joel A. Ronning	$417,576	$10,692	$428,268
Thomas M. Donnelly	$231,872	$10,692	$242,564
Stefan B. Schulz	$195,000	$10,767	$205,767
Kevin L. Crudden	$95,442	$10,768	$106,210

For a discussion of the change of control and severance benefits set forth in the tables above, see page 28 of this proxy statement entitled “Severance and Change of Control Agreements.”

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	3,968,904	(2)	$33.31	4,531,145	(3)

Equity Compensation Plans Not Approved by Security Holders (4)	—		$0.00	34,858

Total	3,968,904		$33.31	1,885,619

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock, which have no exercise price.
(2)	Includes 1,466,775 shares of our common stock to be issued upon exercise of outstanding stock options and 3,365 restricted stock granted and unvested under the 1998 Plan; and includes 355,117 shares of our common stock to be issued upon exercise of outstanding stock options and 2,143,647 restricted stock granted and unvested under the 2007 Plan.
(3)	Includes 3,532,663 shares of our common stock available for issuance under the 2007 Plan, and 998,482 shares of our common stock available for issuance under the 2010 Employee Stock Purchase Plan.
(4)	Our Inducement Equity Incentive Plan (the “Inducement Plan”), which was in effect as of December 31, 2005, and was the only equity compensation plan not approved by security holders, was adopted by the Board in 2005 in connection with an acquisition. A total of 87,500 restricted shares of Company stock were initially reserved for issuance under the Inducement Plan. During 2011, 125 shares vested.

Policies and Procedures with Respect to Related-Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related-party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related-party transactions. The Audit Committee, all of whom are independent directors, must review and approve all related-party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.

We have policies and procedures regarding the review and approval of related-party transactions. The policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by our policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we participate and the amount involved exceeds $120,000, and a director or executive officer of the Company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct and Ethics. Under the Code of Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related-party transactions shall be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation of its named executive officers as described below. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company currently holds advisory votes on executive compensation on an annual basis.

As described above in the section of this proxy statement titled “Executive Compensation and Related Information–Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. Our compensation policies and procedures are substantially centered on a pay-for-performance philosophy. Three major elements comprise our compensation program: (i) base salary; (ii) annual incentive opportunities; and (iii) long-term incentives, such as equity awards whose value is linked to our stock price. A significant portion of the total compensation earned by each named executive officer is based on the extent to which we achieve our business and financial objectives. For example, in fiscal 2010, we substantially met our operating goals, and our named executive officers were paid 86% or more of their targeted annual incentive compensation and retained 91% of their long-term incentive awards. However, in fiscal 2011, we did not achieve our operating goals, and as a result our named executive officers were paid only 46% of their targeted annual incentive compensation and retained only 81% of their long-term incentive awards. Further, the Compensation Committee determined that the Company’s performance in 2011 warranted a decrease in the total potential compensation for our Chief Executive Officer. As described above in “Executive Compensation and Related Information–Compensation Discussion and Analysis,” the total potential compensation for our Chief Executive Officer for fiscal 2012 was reduced by 21.1% from his total potential compensation for 2011. We believe that our compensation policies and procedures strongly align the compensation of our named executive officers with the long-term interests of our stockholders.

The design of our compensation program, along with the culture and values of our Company, allows the Company to attract and retain top talent, while also encouraging our officers to keep their focus on key strategic, financial and operational goals. The Board was pleased to receive stockholder approval of the compensation packages of our named executive officers in the advisory vote at the 2011 Annual Meeting. The Board again requests approval of the compensation packages of our named executive officers and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote FOR approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors recommends a vote FOR Proposal 3.

AUDIT FEES

During the last two fiscal years ended December 31, 2011 and 2010, respectively, the aggregate fees billed by Ernst & Young LLP for the professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Forms 10-Q were approximately $1,104,000 and $1,273,000, respectively.

AUDIT-RELATED FEES

“Audit-related” fees are billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and are not reported under “Audit Fees.” These services include professional services requested by us in connection with review of SEC filings, merger and acquisition due diligence, employee benefit plan audits and attest services pursuant to Statement on Auditing Standard (SAS) No. 70. The aggregate audit-related fees billed by Ernst & Young LLP were approximately $185,600 and $464,025 for the fiscal years ended December 31, 2011 and 2010, respectively.

TAX FEES

Tax fees are billed for professional services for tax compliance, tax advice and tax planning. These services include assistance with tax return preparation and review, federal, state and international tax compliance, strategic tax planning services, including in connection with our international subsidiaries, and structuring of acquisitions. The aggregate fees billed by Ernst & Young LLP for these services were approximately $187,100 and $188,750 for the fiscal years ended December 31, 2011 and 2010, respectively.

ALL OTHER FEES

During the last two fiscal years ended December 31, 2011 and 2010, respectively, there were no fees billed by Ernst & Young LLP for professional services other than those described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by our independent auditors. The Audit Committee meets with our independent auditors to pre-approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. Pre-approval is detailed as to the particular service or category of services to be provided and is generally subject to a specific budget. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our outside auditors to perform any proposed permissible non-audit services. The Audit Committee may delegate this authority to one or more Committee members, but any approvals of non-audit services made pursuant to this delegated authority must be presented to the full Committee at its next meeting. To date, the Audit Committee has not delegated its approval authority, and all audit and non-audit services provided by Ernst & Young LLP have been pre-approved by the Audit Committee in advance.

AUDITORS’ INDEPENDENCE

The Audit Committee has determined that the rendering of all the aforementioned services by Ernst & Young LLP were compatible with maintaining the auditors’ independence.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digital River stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Digital River, Inc., 10380 Bren Road West, Minnetonka, Minnesota 55343 or contact our Investor Relations department at (952) 253-1234. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kevin L. Crudden
KEVIN L. CRUDDEN
Secretary

Minnetonka, Minnesota

April 18, 2012

A copy of the 2011 Annual Report to Stockholders accompanies this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, Digital River, Inc., 10830 Bren Road West, Minnetonka, Minnesota 55343. Copies also may be obtained without charge through Digital River’s website at www.digitalriver.com, as well as the SEC’s website at www.sec.gov.

DIGITAL RIVER, INC. 10380 BREN ROAD WEST MINNETONKA, MN 55343

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 30, 2012. Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

During The Meeting - Go to www.virtualshareholdermeeting.com/driv2012

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on May 30, 2012. Please have your proxy card available and follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46360-P19311	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIGITAL RIVER, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) Alfred F. Castino 02) Douglas M. Steenland 03) Timothy J. Pawlenty

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. Advisory approval of the executive compensation of our Named Executive Officers.					☐	☐	☐
3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2012.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

DIGITAL RIVER, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 31, 2012 3:30 p.m.

Digital River, Inc.

10380 Bren Road West

Minnetonka, Minnesota 55343

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M46361-P19311

Digital River, Inc.
10380 Bren Road West

Minnetonka, Minnesota 55343

TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 31, 2012, at 3:30 p.m. local time at 10380 Bren Road West, Minnetonka, Minnesota 55343 for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint Joel A. Ronning and Thomas M. Donnelly, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if the shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on April 5, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (See reverse for voting instructions)